As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-217520
Registration No. 333-269560
Registration No. 333-271690
Registration No. 333-277329
Registration No. 333-285130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT (NO. 333-217520)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT (NO. 333-269560)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT (NO. 333-271690)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT (NO. 333-277329)

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT (NO. 333-285130)

UNDER
THE SECURITIES ACT OF 1933

CARVANA CO.
(Exact name of registrant as specified in its charter)

Delaware	81-4549921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 E. Rio Salado Parkway Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Carvana Co. 2026 Omnibus Incentive Plan
Carvana Co. 2017 Omnibus Incentive Plan
(Full title of the Plans)

Ernest C. Garcia, III
President, Chief Executive Officer and Chairman
300 E. Rio Salado Parkway
Tempe, Arizona 85281
Telephone: (602) 922-9866

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey E. Beck
Snell & Wilmer L.L.P.
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PREFACE NOTE

On May 5, 2026, the stockholders of Carvana Co., a Delaware corporation (the “Registrant”) approved a five-for-one forward stock split of the Registrant’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and Class B common stock (the "Stock Split"), together with a proportionate increase in the number of authorized shares of Class A Common Stock and Class B common stock, which was effected through an amendment to the Registrant’s Amended and Restated Certificate of Incorporation (the "Certificate Amendment"). The Certificate Amendment was filed with the Secretary of State of Delaware on May 5, 2026 and the Stock Split was effective on May 7, 2026, with the Class A Common Stock trading on a split-adjusted basis beginning on May 8, 2026.

In connection with the Stock Split, and pursuant to the anti-dilution adjustment provisions in the Carvana Co. 2017 Omnibus Incentive Plan (as amended, the “2017 Plan”) and the Carvana Co. 2026 Omnibus Incentive Plan (the “2026 Plan”), proportionate adjustments will be made to the number of shares of Class A Common Stock that remain available for issuance pursuant to such plans, as well as to the outstanding awards under such plans. Specifically, the number of shares of Class A Common Stock that remain available for issuance pursuant to such plans will increase by a multiple of five and the number of shares of Class A Common Stock subject to outstanding awards under such plans will increase by a multiple of five.

All share amounts set forth in this Form S-8 have been adjusted to reflect the Stock Split.

EXPLANATORY NOTE

The Registrant previously filed the following Registration Statements on Form S-8: (i) No. 333-217520, filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2017 with respect to 70,000,000 shares of the Registrant’s Class A Common Stock issuable under the 2017 Plan, (ii) No. 333-269560, filed with the Commission on February 3, 2023 with respect to 10,603,680 shares of Class A Common Stock issuable under the 2017 Plan, (iii) No. 333-271690, filed with the Commission on May 5, 2023 with respect to 100,000,000 shares of Class A Common Stock issuable under the 2017 Plan, (iv) No. 333-277329, filed with the Commission on February 23, 2024 with respect to 11,423,920 shares of Class A Common Stock issuable under the 2017 Plan, and (v) No. 333-285130, filed with the Commission on February 21, 2025 with respect to 13,327,080 shares of Class A Common Stock issuable under the 2017 Plan (the Registration Statements referred to in clauses (i)-(v) collectively, the “Prior Registration Statements”).

On May 5, 2026 (the “Approval Date”), the Registrant’s stockholders approved the 2026 Plan and, in connection therewith, no further awards will be made under the 2017 Plan. Pursuant to the terms of the 2026 Plan, any shares of Class A Common Stock that remain available for new awards under the 2017 Plan immediately prior to the Approval Date and any shares underlying any awards outstanding under the 2017 Plan that subsequently expire, are forfeited, or are otherwise terminated without having been exercised or settled in full will become available for issuance under the 2026 Plan (collectively, the “Rollover Shares”).

Immediately prior to the Approval Date, a total of 99,046,375 shares of Class A Common Stock were available for new awards under the 2017 Plan and 16,741,455 shares of Class A Common Stock were subject to awards then outstanding under the 2017 Plan, as adjusted for the Stock Split. The Registrant is filing this Post-Effective Amendment to Form S-8 pursuant to guidance under the Commission’s Division of Corporation Finance’s Securities Act Forms Corporation Finance Interpretation Question 126.43 to amend the Prior Registration Statements to register the offer and sale of the Rollover Shares under the 2026 Plan (as such shares will no longer be issuable under the 2017 Plan).

No additional shares of Class A Common Stock are being registered hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Carvana Co. 2026 Omnibus Incentive Plan (the “Plan”) covered by this registration statement prepared by the Registrant in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission and are hereby incorporated by reference in this registration statement:

1.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 18, 2026.
2.The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on April 29, 2026.
3.The Registrant’s Current Report on Form 8-K, filed with the Commission on May 6, 2026.
4.The description of the Registrant’s securities included as Exhibit 4.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 18, 2026, and together with any amendments or reports filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any report, document or portion thereof that is “furnished” to, but not “filed” with, the Commission under the federal securities laws shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or derived an improper personal benefit. In addition, no such provision may eliminate or limit the personal liability of an officer in any action by or in the right of the corporation. The Registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former officer or director has been successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant is a party to indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

The Registrant maintains standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Carvana Co., dated April 27, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2017).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carvana Co., dated May 5, 2025 (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on May 7, 2025).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carvana Co., dated May 5, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 6, 2026).

4.4	Amended and Restated Bylaws of Carvana Co., dated April 27, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2017).
5.1	Opinion of Snell & Wilmer L.L.P., filed herewith.
5.2
Opinion of Kirkland & Ellis LLP as to the legality of securities registered with respect to the 2017 Plan (Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on April 28, 2017 (No. 333-217520)).

5.3
Opinion of Kirkland & Ellis LLP as to the legality of securities registered with respect to the 2017 Plan (Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 3, 2023 (No. 333-269560)).

5.4
Opinion of Kirkland & Ellis LLP as to the legality of securities registered with respect to the 2017 Plan (Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 5, 2023 (No. 333-271690)).

5.5
Opinion of Kirkland & Ellis LLP as to the legality of securities registered with respect to the 2017 Plan (Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 23, 2024 (No. 333-277329)).

5.6
Opinion of Kirkland & Ellis LLP as to the legality of securities registered with respect to the 2017 Plan (Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 21, 2025 (No. 333-285130)).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, filed herewith.
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.3	Consent of Kirkland & Ellis LLP (included in Exhibits 5.2, 5.3, 5.4, 5.5, and 5.6).
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Carvana Co. 2026 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 6, 2026).
99.2	Carvana Co. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2017).
99.3	First Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on June 6, 2017).
99.4	Second Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2017).
99.5	Third Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2023).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 8th day of May, 2026.

CARVANA CO.

By:	/s/ Ernest C. Garcia, III
	Name:	Ernest C. Garcia, III
	Title:	President, Chief Executive Officer and Chairman

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Breaux and Stephen Palmer and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2026.

Name	Position

/s/ Ernest C. Garcia, III	President, Chief Executive Officer, and Chairman
Ernest C. Garcia, III	(Principal Executive Officer)

/s/ Mark Jenkins	Chief Financial Officer
Mark Jenkins	(Principal Financial Officer)

/s/ Stephen Palmer	Vice President of Accounting and Finance
Stephen Palmer	(Principal Accounting Officer)

/s/ Michael Maroone	Lead Director
Michael Maroone

/s/ Dan Quayle	Director
Dan Quayle

/s/ Neha Parikh	Director
Neha Parikh

/s/ Ira Platt	Director
Ira Platt

/s/ Greg Sullivan	Director
Greg Sullivan